AMENDMENT NO. 2 TO
                    SENIOR SUBORDINATED NOTE, PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT

                  THIS AMENDMENT NO. 2 TO THE SENIOR SUBORDINATED NOTE, PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (this "Amendment") is made as of April 13, 2001, among Continental Illinois Venture Corporation, a Delaware corporation ("CIVC"), MIG Partners VIII, a Delaware general partnership ("MIG"), and Zimmerman Sign Company, a Texas corporation (the "Company"), and certain members of the Company's management listed on the signature pages hereto as the "Management Purchasers" (the "Management Purchasers"), and amends that certain Senior Subordinated Note, Preferred Stock and Warrant Purchase Agreement, dated as of September 30, 1998, by and among CIVC, MIG, the Company and certain members of the Company's management (the "Purchase Agreement"). CIVC, MIG and the Management Purchasers are collectively referred to herein as the "Purchasers." Except as otherwise indicated herein, capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

                  The Company has requested the Purchasers to modify certain provisions of the Purchase Agreement and the Purchasers desire to modify such provisions subject to the terms and conditions set forth herein.

                   In consideration of the agreements herein contained, the parties hereto agree as follows:

                  1.       Amendments.

                  (a) Section 4A(a) of the Purchase Agreement is amended by restating such section in its entirety as follows:

                           "(a) Maximum Capital Expenditures and Leases. Beginning with the Fiscal Year ending December 31, 2002, the Company shall ensure that neither the Company nor any of its Subsidiaries shall make or commit to make any Capital Expenditure, or commit to any obligation under any Operating Lease, with respect to any Fiscal Year if the sum (without duplication) of (i) the aggregate amount of all Capital Expenditures for such Fiscal Year, plus (ii) the aggregate value (as evidenced by an invoice or other evidence satisfactory to the Purchasers) of any assets delivered to, or made available for use by, any of the Company and its Subsidiaries under any Operating Leases with respect to such Fiscal Year (such sum of (i) and (ii), the "Expended Amount"), shall exceed $1,200,000; provided, however, that if the Expended Amount for any Fiscal Year is less than the amount set forth above as permitted pursuant to this Section 4A for such Fiscal Year (the "Scheduled Amount"), then in addition to the amounts authorized for the next Fiscal Year, the Company may make Capital Expenditures or commit to obligations under Operating Leases during the

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         first six months of the next Fiscal Year, to the extent the Scheduled
         Amount for such prior Fiscal Year exceeded the Expended Amount in such prior Fiscal Year."

                  (b) Section 4A(b) of the Purchase Agreement is amended by restating such section in its entirety as follows:

                  "Interest Coverage Ratio. The Company's Interest Coverage Ratio, calculated as of the last day of any fiscal quarter, for the Measurement Period ending on that date, shall not be less than:

                           "(i)     2.50 to 1.0 for the Measurement Period
                           ending on September 30, 2002; and

                           (ii) 2.75 to 1.0 for the Measurement Period ending on December 31, 2002 and thereafter."

                  (c) Section 4A(c) of the Purchase Agreement is amended by restating such section in its entirety as follows:

                           "(c)     Maximum Cash Flow Leverage Ratio.  The
         Company's Cash Flow Leverage Ratio as of the end of each fiscal quarter for the Measurement Period ending on that date will not be greater than:

                           (i) 3.25 to 1.0 for the Measurement Period ending on September 30, 2002;

                           (vi) 2.75 to 1.0 for the Measurement Period ending on December 31, 2002 and thereafter."

                  (d) Section 4A(d) of the Purchase Agreement is amended by restating such section in its entirety as follows:

                           "(d)     Tangible Net Worth.  The Company shall
         maintain a Tangible Net Worth not less than the following amounts on the following dates:

                           (i)      $2,223,000 on March 31, 2001;

                           (ii)     $2,549,000 on June 30, 2001;

                           (iii)    $3,032,000 on September 30, 2001;

                           (iv)     $3,456,000 on December 31, 2001;

                           (v)      $3,888,000 on March 31, 2002;

                           (vi)     $4,327,000 on June 30, 2002;

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                           (vii) $4,774,000 on September 30, 2002;

                           (viii) $5,229,000 on December 31, 2002; and

                           (ix) at the end of each fiscal quarter after December 31, 2002, $5,229,000 plus 50%
                                 of the cumulative amount of the Company's consolidated net income computed in accordance with GAAP, determined without taking into account any net losses for any period."

                  (e)      The Purchase Agreement is amended by adding a new
Section 4A(e) as follows:

                           "(e)     EBITDA.  The Company's EBITDA for any period
         set forth below will not be less than the amount set forth below for such period:

                           (i) $726,000 for the fiscal quarter ending March 31, 2001;

                           (ii) $1,585,000 for the two fiscal quarters ending June 30, 2001;

                           (iii) $2,700,000 for the three fiscal quarters ending
                                 September 30, 2001;

                           (iv) $3,709,000 for the Measurement Period ending December 31, 2001;

                           (v) $3,992,000 for the Measurement Period ending March 31, 2002; and

                           (vi) $4,143,000 for the Measurement Period ending June 30, 2002."

                  (f) Section 4B(a) of the Purchase Agreement is amended by restating such section in its entirety as follows:

                           "(a) Maximum Capital Expenditures and Leases. Beginning with the Fiscal Year ending December 31, 2002, the Company shall ensure that neither the Company nor any of its Subsidiaries shall make or commit to make any Capital Expenditure, or commit to any obligation under any Operating Lease, with respect to any Fiscal Year if the sum (without duplication) of (i) the aggregate amount of all Capital Expenditures for such Fiscal Year, plus (ii) the aggregate value (as evidenced by an invoice or other evidence satisfactory to the Purchasers) of any assets delivered to, or made available for use by, any of the Company and its Subsidiaries under any Operating Leases with respect to such Fiscal Year (such sum of (i) and (ii), the "Expended Amount"), shall exceed $1,400,000; provided, however, that if the Expended Amount for any Fiscal Year is less than the amount set forth above as permitted pursuant to this Section 4A for such Fiscal Year (the "Scheduled Amount"), then in addition to the amounts authorized for the next Fiscal Year, the Company may make Capital Expenditures or commit to obligations under Operating Leases during the first six months of the next Fiscal Year, to the extent the Scheduled Amount for such prior Fiscal Year exceeded the Expended Amount in such prior Fiscal Year."

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                  (g)      Section 4B(b) of the Purchase Agreement is amended by
restating such section in its entirety as follows:

                  "Interest Coverage Ratio. The Company's Interest Coverage Ratio, calculated as of the last day of any fiscal quarter, for the Measurement Period ending on that date, shall not be less than:

                           "(i)     2.25 to 1.0 for the Measurement Period
                           ending on September 30, 2002; and

                           (ii) 2.50 to 1.0 for the Measurement Period ending on December 31, 2002 and thereafter."

                  (h) Section 4B(c) of the Purchase Agreement is amended by restating such section in its entirety as follows:

                           "(c)     Maximum Cash Flow Leverage Ratio.  The
         Company's Cash Flow Leverage Ratio as of the end of each fiscal quarter for the Measurement Period ending on that date will not be greater than:

                           (i) 3.75 to 1.0 for the Measurement Period ending on September 30, 2002;

                           (vi) 3.25 to 1.0 for the Measurement Period ending on December 31, 2002 and thereafter."

                  (i) Section 4B(d) of the Purchase Agreement is amended by restating such section in its entirety as follows:

                           "(d)     Tangible Net Worth.  The Company shall
         maintain a Tangible Net Worth not less than the following amounts on the following dates:

                           (i)      $2,052,000 on March 31, 2001;

                           (ii)     $2,353,000 on June 30, 2001;

                           (iii)    $2,799,000 on September 30, 2001;

                           (iv)     $3,191,000 on December 31, 2001;

                           (v)      $3,589,000 on March 31, 2002;

                           (vi)     $3,994,000 on June 30, 2002;

                           (vii)    $4,407,000 on September 30, 2002;


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                           (viii)   $4,827,000 on December 31, 2002; and

                           (ix) at the end of each fiscal quarter after December 31, 2002, $4,827,000 plus 50% of the cumulative amount of the Company's consolidated net income computed in accordance with GAAP, determined without taking into account any net losses for any period."

                  (j)      The Purchase Agreement is amended by adding a new
Section 4B(e) as follows:

                           "(e)     EBITDA.  The Company's EBITDA for any period
set forth below will not be less than the amount set forth below for such period:

                           (i) $674,000 for the fiscal quarter ending March 31, 2001;

                           (ii) $1,471,000 for the two fiscal quarters ending June 30, 2001;

                           (iii) $2,507,000 for the three fiscal quarters ending September 30, 2001;

                           (iv) $3,444,000 for the Measurement Period ending December 31, 2001;

                           (v) $3,707,000 for the Measurement Period ending March 31, 2002; and

                           (vi) $3,847,000 for the Measurement Period ending June 30, 2002."

                  (k) Section 4C of the Purchase Agreement is hereby deleted in its entirety.

                  (l) The definition of "EBITDA" is amended by adding the following new sentence, to follow the existing language in such definition:

                           "In computing EBITDA, there shall be excluded from
                  net income any amounts resulting from a decrease of any reserves which had been previously established by the Company with respect to accounts receivable or inventory."

                  (m) Section 9A of the Purchase Agreement is amended by deleting the definition of "Net Worth" contained therein and replacing it with the following:

                  "Tangible Net Worth" shall mean, as of any applicable date of determination, the excess of (i) the book value of all assets of the Company and the Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, goodwill, and similar intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined on a consolidated basis in accordance with GAAP, less (ii) all items of indebtedness, obligation or liability of the Company and its Subsidiaries, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as balance sheet liabilities in

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accordance with GAAP, but excluding the liquidation of the Company's preferred stock plus (iii) all Obligations with respect to the Notes, including accrued interest thereon, which in accordance with GAAP, would be required to be presented on consolidated balance sheet of the Company and its Subsidiaries at such date, plus (iv) accrued dividends on preferred stock of the Company and its Subsidiaries, which, in accordance with GAAP, would be required to be presented on their consolidated balance sheet at such date.

                  2. Limited Waiver. Pursuant to the provisions of Section 3H(a) of the Purchase Agreement, the Company is required to notify each SBIC Holder at least 15 days prior to the taking any action after which members of the Company's management would cease to own at least 25% of the outstanding voting securities of the Company. After taking into account the transactions contemplated by that certain Common Stock Purchase Agreement, dated of even date hereiwth, by and among the Company, CIVC and MIG, substantially in the form attached hereto as Exhibit A (the "Common Stock Purchase Agreement"), members of the Company's management will cease to own at least 25% of the outstanding voting securities of the Company. The Company may not have provided the notice required by Section 3H(a) of the Purchase Agreement. Pursuant to the provisions of Sections 4A(b) and 4B(b), 4A(d), and 4C of the Purchase Agreement, the Company is required to maintain its Interest Coverage Ratio, Net Worth and Net Income, respectively, at or above the level set forth in such Sections. Pursuant to the provisions of Sections 4A(c) and 4B(c) of the Purchase Agreement, the Company is required to maintain its Cash Flow Leverage Ratio at or below the level set forth in such Sections. The Company has reported that it failed to maintain its Interest Coverage Ratio or Net Worth at or above the required level for or during the Measurement Period ending December 31, 2000. The Company has reported that it failed to maintain its Net Income at or above the required level for the monthly periods ending November 30, 2000 and December 31, 2000. The Company has reported that it failed to maintain its Cash Flow Leverage Ratio at or below the required level for the prior Measurement Period ending December 31, 2000. The Events of Default described in the preceding sentences of this
Section 2 are the "Existing Defaults." On the effective date of this Amendment, the Purchasers hereby waive the Existing Defaults for the event, Measurement Period or monthly period, as applicable, indicated. This waiver is limited to the express terms hereof and shall not extend to any other Default, Event of Default, period or Computation Period. This waiver is not, and shall not be deemed, a course of performance upon which the Company may rely with respect to any other Default, Event of Default or request for a waiver and the Company expressly waives any such claim.

                  3.       Consents of Majority Holders.

                  (a) Pursuant to Section 5H of the Purchase Agreement, the Company agreed that it would not, without the consent of the Majority Holders, make any amendment to the terms of the Company's Articles of Incorporation or By-laws in any manner which adversely affects the rights, powers or relative priorities of the holders of Series A Preferred. By execution of this Amendment, the Majority Holders consent to the amendment to the Series A Certificate of Designation substantially in the form attached hereto as Exhibit B.

                  (b) Pursuant to Section 5J of the Purchase Agreement, the Company agreed that it would not, without the consent of the Majority Holders, enter into any agreement or transaction

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with any of its, or any Subsidiary's, officers, directors or Affiliates or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns a material beneficial interest, except for transactions upon fair and reasonable terms no less favorable to the Company or its Subsidiaries than the terms the Company or its Subsidiaries would obtain in a comparable arm's-length transaction with a Person not an Affiliate and approved in advance by the board of directors of the Company. By execution of this Amendment, the Majority Holders consent to the transactions contemplated by the Common Stock Purchase Agreement.

                  (c) Pursuant to Section 5P of the Purchase Agreement, the Company agreed that it would not, without the consent of the Majority Holders, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, any of its capital stock or other equity securities. By execution of this Amendment, the Majority Holders consent to the transactions contemplated by Common Stock Purchase Agreement.

                  (d) The consents given by the Majority Holders pursuant to Sections 3(a), 3(b) and 3(c) above are limited to the express terms hereof and shall not extend to any other actions taken by (or omissions of) the Company. These consents are not, and shall not be deemed, a course of performance upon which the Company may rely with respect to any other actions to be taken by (or omissions of) the Company, and the Company expressly waives any such claim.

                  4. Representations and Warranties of the Company. The Company represents and warrants to the Purchasers that the following statements, after giving effect to this Amendment and upon the execution by all parties thereto and effectiveness of the Second Amendment to the Second Amended and Restated Revolving Credit and Term Loan Agreement in the form previously delivered to the Purchasers (the "Loan Agreement Second Amendment"), are true, correct and complete as follows:

                  (a) The representations and warranties contained in the Purchase Agreement are true and correct in all material respects at and as of the date hereof as though made on and as of the date hereof (except for any representation or warranty made as of a specific date, which shall be true, correct and complete as of such date).

                  (b) No Event of Default or Default has occurred other than as disclosed as Existing Defaults.

                  (c) The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of, and duly executed and delivered by, the Company and this Amendment is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).


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                  (d) The execution, delivery and performance of this Amendment do not conflict with or result in a breach by the Company of any term of any material contract, loan agreement, indenture or other agreement or instrument to which the Company is a party or is subject.

                  (e) The Company has obtained all necessary corporate, governmental, regulatory and other third party consents and approvals required in connection with its execution, delivery and performance of this Amendment.

                  5. Conditions to Effectiveness. This Amendment shall become effective on the date on which all of the following conditions precedent have been satisfied or waived by the BA Purchasers in writing.

                  (a) Each of the parties hereto shall have executed a counterpart hereof;

                  (b) Each Purchaser shall have received an instruction letter with respect to the issuance of a replacement Note, such Note to be in the form of Exhibit C attached hereto, dated as of April 13, 2001, and delivered by the Company in accordance with the terms of such instruction letter;

                  (c) Each Purchaser shall have received an instruction letter with respect to the issuance of a replacement Warrant, such Warrant to be in the form of Exhibit D attached hereto, dated as of April 13, 2001, and delivered by the Company in accordance with the terms of such instruction letter;

                  (d) The Company shall have duly adopted, executed and filed with the Secretary of State of Texas an amendment to the Series A Certificate of Designation, substantially in the form set forth in Exhibit E attached hereto, and such amendment and the Company's Articles of Incorporation (as amended by such amendment) shall be in full force an effect; and

                  (e) The Loan Agreement Second Amendment shall be in full force and effect.

                  6.       References to and Effect on the Purchase Agreement.

                  (a) On and after the effective date of this Amendment, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Purchase Agreement in the other documents (the "Ancillary Documents") delivered in connection with the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended hereby.

                  (b) Except as specifically amended above, the Purchase Agreement and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

                  (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of Notes under the Purchase Agreement or the Ancillary Documents.

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                  (d) This Amendment shall be binding on the Company and the
Purchasers and shall inure to the benefit of the Company and the Purchasers and the successors and assigns of the Purchasers.

                  7. Expenses. As provided in Section 11A of the Purchase Agreement, the Company agrees to pay all fees and expenses, including reasonable fees and expenses of one counsel, incurred by the BA Purchasers in connection with this Amendment, promptly upon request therefor by such BA Purchaser.

                  8. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

                  9. Counterparts; Effectiveness. This Amendment may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts together shall constitute one agreement.

                         *     *     *      *      *

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment No.2 as of the date first written above.

ZIMMERMAN SIGN COMPANY

By:   /s/  Jeffrey P. Johnson
      -----------------------

Its:     Vice President, Chief Financial Officer
         and Secretary

CONTINENTAL ILLINOIS VENTURE
CORPORATION

By: /s/ Robert F. Perille
Its: Managing Director


MIG PARTNERS VIII

By: /s/ Robert F. Perille
Its: General Partner

   /s/  David E. Anderson
David E. Anderson

   /s/   Tom E. Boner
Tom E. Boner

   /s/  Michael Coppinger
Michael Coppinger

   /s/  Michael St. Onge
Michael St. Onge

   /s/  Jeffrey Johnson
Jeffrey Johnson

   /s/  John Griggs
-------------------
John Griggs